Exhibit 99.1

Preferred Voice Appoints New Chairman and CEO and Raises $1 Million

DALLAS, TX — (May 18, 2004) — Preferred Voice, Inc. (OTC BB: PFVI), the leading provider of speech application solutions, announced today that it has appointed former Microsoft executive Latif Nathani, as chairman and CEO, and has raised $1 million in a private placement of equity securities. The appointment of Mr. Nathani signals rejuvenation and the Company’s dedication to accelerate deployment of new speech and non-speech services that have been under development by Preferred Voice over the past 12-18 months.

Mr. Nathani brings more than ten years of leadership experience and entrepreneurial spirit to Preferred Voice. “I am excited to have the opportunity to assist Preferred Voice in transforming itself from a highly respected but relatively unknown provider of specialty voice recognition products to a limited group of independent telecommunications providers, into a premium applications provider for the entire wireless and wireline technology industry,” states Nathani. “It’s a company of good people, good customers, and great technology.” Prior to joining Preferred Voice, Nathani served as Director of Marketing and Business Development for the Natural Interactive Services Division (NISD) of Microsoft Corporation.

“We are pleased to have an executive with Mr. Nathani’s experience join our team. With Latif’s enthusiasm and the solid foundation of our products, I am confident his leadership will further Preferred Voice’s growth,” said Bernard Bareis, Chief Technology Officer of Preferred Voice.

Before spearheading NISD efforts to productize speech recognition, natural language and search technologies at Microsoft, Nathani founded the successful eMemories.com that was later acquired by eCompanies. During his decade at Microsoft, Nathani co-founded the Systems Management Server (SMS) product group and the Speech products business group. He also had the unique experience of being an engineer on the Windows NT 3.1 team and a marketer in the Microsoft Office 95/97 team. Currently, Nathani serves as chairman for Minecode LLC, based in Bellevue, Washington. He will retain his position as chairman at Minecode LLC.

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Preferred Voice, Page 2

May 18, 2004

Preferred Voice also announced completion of a private equity offering that raised $1 million in gross proceeds from existing institutional and individual investors. The capital will support Preferred Voice’s plans to broaden its marketing efforts and introduce its enhanced product line to new and existing customers. “This capital raise culminates a year long plan set by management to dedicate its efforts to enhance and create new products for our market place. We are excited about the opportunity we have and the reception that we are getting from our customers as we reintroduce Voice Dial, ReMind Me, Push 2 Connect and our new Content Delivery product,” said Mary Merritt, Chief Operating Officer of Preferred Voice.

About Preferred Voice

Based in Dallas, TX, Preferred Voice, Inc. (OTC BB: PFVI) is a leading voice recognition technology company. Through its Carrier Services Group, Preferred Voice markets its products and services to wireless, ILEC and CLEC companies across the United States. These enhanced voice services include Safety Talk voice activated dialing, Emma TR the telephone receptionist, and Push 2 Connect conferencing on demand. Preferred Voice’s Network Services Group provides carrier connectivity, call management, provisioning and service delivery solutions for carriers, voice portal providers, wireless application providers and other enhanced features providers. For more information visit www.preferredvoice.com.

This press release contains forward-looking statements. Since all statements about Preferred Voice’s plans, estimates and expectations are based on current projections that involve risks and uncertainties, and are subject to change at any time, the Company’s actual results may differ materially from expected results. Readers should consider these risks and uncertainties, which are discussed in documents filed by Preferred Voice, Inc., with the Securities and Exchange Commission. These documents identify important factors that could cause the actual results to differ materially from those contained in the forward-looking statements. Preferred Voice, Inc. expressly disclaims any obligation to update any forward-looking statements.

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